Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2022

ATLANTA, GA (April 22, 2022) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $19.4 million, or $0.76 per diluted share, for the first quarter of 2022, compared to $17.4 million, or $0.68 per diluted share, for the fourth quarter of 2021, and $13.0 million, or $0.50 per diluted share, for the first quarter of 2021.

First Quarter 2022 Highlights:

●	Annualized return on average assets was 2.52%, compared to 2.33% for the fourth quarter of 2021 and 2.62% for the first quarter of 2021.
●	Annualized return on average equity was 26.94%, compared to 24.80% for the fourth quarter of 2021 and 21.35% for the first quarter of 2021.
●	Efficiency ratio of 31.8%, compared to 33.7% for the fourth quarter of 2021 and 36.0% for the first quarter of 2021.
●	Total assets increased by $36.2 million, or 1.2%, to $3.14 billion from the previous quarter.
●	Total loans, including loans held for sale, increased by $45.2 million, or 1.8%, to $2.55 billion from the previous quarter.
●	Total deposits increased by $119.1 million, or 5.3%, to $2.38 billion from the previous quarter.

Results of Operations

Net Income

Net income was $19.4 million for the first quarter of 2022, an increase of $2.0 million, or 11.4%, from $17.4 million for the fourth quarter of 2021. This increase was due to an increase in net interest income of $1.0 million, a decrease in provision for loan losses of $442,000, an increase in noninterest income of $165,000, and a decrease in noninterest expense of $333,000. Net income increased $6.4 million, or 49.7%, in the first quarter of 2022 compared to net income of $13.0 million for the first quarter of 2021. This increase was due to an increase in net interest income of $9.1 million and a decrease in provision for loan losses of $1.5 million, offset by a decrease in noninterest income of $530,000, an increase in noninterest expense of $1.5 million and an increase in provision for income taxes of $2.2 million.

Net Interest Income and Net Interest Margin

Interest income totaled $32.0 million for the first quarter of 2022, an increase of $1.1 million, or 3.6%, from the previous quarter, primarily due to a seven basis points increase in the yield on average loans and a

$98.8 million increase in average loan balances. We recognized Paycheck Protection Program (“PPP”) loan fee income of $503,000 during the first quarter of 2022 compared to $708,000 recognized during the fourth quarter of 2021. As compared to the first quarter of 2021, interest income for the first quarter of 2022 increased by $9.3 million, or 40.9%, primarily due to an increase in average loan balances of $798.5 million.

Interest expense totaled $1.3 million for the first quarter of 2022, an increase of $64,000, or 5.2%, from the previous quarter, primarily due to a $148.7 million increase in average interest-bearing deposits as deposit costs remained flat. As compared to the first quarter of 2021, interest expense for the first quarter of 2022 increased by $162,000, or 14.2%, primarily due to a $595.8 million increase in average interest-bearing deposit balances, partially offset with a nine basis points decrease in deposit costs.

The net interest margin for the first quarter of 2022 was 4.16% compared to 4.15% for the previous quarter, a slight increase of one basis point. The yield on average interest-earning assets for the first quarter of 2022 increased by two basis points to 4.34% from 4.32% for the previous quarter, while the cost of average interest-bearing liabilities for the first quarter of 2022 remained flat at 0.24% compared with the previous quarter. Average earning assets increased by $156.3 million from the previous quarter, primarily due to an increase in average loans of $98.8 million and a $54.3 million increase in average interest-earning cash accounts. Average interest-bearing liabilities increased by $151.9 million from the previous quarter as average interest-bearing deposits increased by $148.7 million and average borrowings increased by $3.2 million. The inclusion of PPP loan average balances, interest and fees had a four basis points impact on both the yield on average loans and the net interest margin for the first quarter of 2022.

As compared to the same period in 2021, the net interest margin for the first quarter of 2022 decreased by 44 basis points to 4.16% from 4.60%, primarily due to a 51 basis point decrease in the yield on average interest-earning assets of $2.99 billion and a 14 basis point decrease in the cost of average interest-bearing liabilities of $2.18 billion. Average earning assets for the first quarter of 2022 increased by $1.09 billion from the first quarter of 2021, primarily due to a $798.5 million increase in average loans and a $273.9 million increase in average interest-earning cash accounts. Average interest-bearing liabilities for the first quarter of 2022 increased by $976.7 million from the first quarter of 2021, driven by an increase in average interest-bearing deposits of $595.8 million and an increase in average borrowings of $380.9 million.

Noninterest Income

Noninterest income for the first quarter of 2022 was $7.7 million, an increase of $165,000, or 2.2%, from the fourth quarter of 2021, primarily due to higher Small Business Administration (“SBA”) servicing income and gains on sale of mortgage loans, offset by lower mortgage loan fees and gains on sale of SBA loans. During the first quarter of 2022, we recorded a $323,000 fair value adjustment gain on our SBA servicing asset and a $74,000 fair value impairment recovery on our mortgage servicing asset. These servicing asset adjustments had a $0.01 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2021, noninterest income for the first quarter of 2022 decreased by $530,000, or 6.5%, primarily due to lower mortgage loan fees, SBA and mortgage servicing income, and gains on sale of SBA loans, offset by higher gains on sale of mortgage loans.

Noninterest Expense

Noninterest expense for the first quarter of 2022 totaled $12.2 million, a decrease of $333,000, or 2.7%, from $12.5 million for the fourth quarter of 2021. This decrease was primarily attributable to lower salaries and employee benefits partially due to a decrease in commissions earned as loan volume declined during the quarter.

Compared to the first quarter of 2021, noninterest expense during the first quarter of 2022 increased by $1.5 million, or 13.7%, primarily due to higher salaries and employee benefits, professional fees and FDIC insurance premiums.

The Company’s efficiency ratio was 31.8% for the first quarter of 2022 compared to 33.7% and 36.0% for the fourth quarter of 2021 and first quarter of 2021, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2022 was 25.3%, compared to 27.5% for the fourth quarter of 2021 and 25.5% for the first quarter of 2021.

Balance Sheet

Total Assets

Total assets were $3.14 billion at March 31, 2022, an increase of $36.2 million, or 1.2%, from $3.11 billion at December 31, 2021, and an increase of $988.0 million, or 45.9%, from $2.15 billion at March 31, 2021. The $36.2 million increase in total assets at March 31, 2022 compared to December 31, 2021 was primarily due to increases in loans held for investment of $7.2 million, loans held for sale of $37.9 million, bank owned life insurance of $8.4 million, and other assets of $6.7 million, partially offset by a $16.6 million decrease in cash and cash equivalents. The $988.0 million increase in total assets at March 31, 2022 compared to March 31, 2021 was primarily due to increases in loans of $645.5 million, cash and due from banks of $249.2 million and bank owned life insurance of $31.8 million, partially offset by a $4.8 million decrease in the mortgage servicing asset and an increase in the allowance for loan losses of $4.9 million.

Loans

Loans, including loans held for sale, were $2.55 billion at March 31, 2022, an increase of $45.2 million, or 1.8%, compared to $2.51 billion at December 31, 2021, and an increase of $683.4 million, or 36.6%, compared to $1.87 billion at March 31, 2021. The increase in loans at March 31, 2022 compared to December 31, 2021 was primarily due to a $46.5 million increase in commercial real estate loans and a $5.4 million increase in residential mortgages, offset by a $7.0 million decrease in commercial and industrial loans primarily due to PPP loan forgiveness. Included in commercial and industrial loans are PPP loans totaling $19.8 million as of March 31, 2022. PPP Loans totaled $31.0 million as of December 31, 2021 and $125.6 million as of March 31, 2021. Loans held for sale were $37.9 million at March 31, 2022. There were no loans classified as held for sale at December 31, 2021 or March 31, 2021.

Deposits

Total deposits were $2.38 billion at March 31, 2022, an increase of $119.1 million, or 5.3%, compared to total deposits of $2.26 billion at December 31, 2021, and an increase of $636.2 million, or 36.4%, compared to total deposits of $1.75 billion at March 31, 2021. The increase in total deposits at March 31, 2022 compared to December 31, 2021 was primarily due to a $23.2 million increase in noninterest-bearing demand deposits, a $129.7 million increase in money market accounts and a $29.9 million increase in interest-bearing demand deposits, offset by a $64.5 million decrease in time deposits.

Noninterest-bearing deposits were $615.7 million at March 31, 2022, compared to $592.4 million at December 31, 2021 and $546.2 million at March 31, 2021. Noninterest-bearing deposits constituted 25.8% of total deposits at March 31, 2022, compared to 26.2% at December 31, 2021 and 31.3% at March 31, 2021. Interest-bearing deposits were $1.77 billion at March 31, 2022, compared to $1.67 billion at December 31, 2021 and $1.20 billion at March 31, 2021. Interest-bearing deposits constituted 74.2% of total deposits at March 31, 2022, compared to 73.8% at December 31, 2021 and 68.7% at March 31, 2021.

Asset Quality

The Company recorded a provision for loan losses of $104,000 during the first quarter of 2022, compared to $546,000 during the fourth quarter of 2021 and $1.6 million during the first quarter of 2021. Annualized net charge-offs to average loans for the first quarter of 2022 was 0.06%, compared to 0.01% for the fourth quarter of 2021 and 0.00% for the first quarter of 2021. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $16.0 million, or 0.51% of total assets, at March 31, 2022, an increase of $553,000 from $15.4 million, or 0.50% of total assets, at December 31, 2021, and an increase of $191,000 from $15.8 million, or 0.73% of total assets, at March 31, 2021. The increase in nonperforming assets at March 31, 2022 compared to December 31, 2021 was due to a $747,000 increase in nonaccrual loans and a $204,000 increase in accruing troubled debt restructurings, offset by a $342,000 decrease in loans past due ninety days or more and still accruing an a $56,000 decrease in other real estate owned.

Allowance for loan losses as a percentage of total loans was 0.66% at March 31, 2022, compared to 0.67% at December 31, 2021 and 0.63% at March 31, 2021. Excluding outstanding PPP loans of $19.8 million as of March 31, 2022, $31.0 million as of December 31, 2021 and $125.6 million as of March 31, 2021, the allowance for loan losses as a percentage of total loans was 0.67% at March 31, 2022, 0.68% at December 31, 2021 and 0.67% at March 31, 2021. Allowance for loan losses as a percentage of nonperforming loans was 134.39% at March 31, 2022, compared to 143.69% and 98.33% at December 31, 2021 and March 31, 2021, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the ongoing COVID-19 pandemic and related variants on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: general business and economic conditions, particularly those affecting the financial services; the impact of the ongoing COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; higher inflation and its impacts; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the ongoing COVID-19 pandemic and related variants. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
Selected income statement data:
Interest income	$31,953	$30,857	$29,324	$25,888	$22,672
Interest expense	1,300	1,236	1,135	1,063	1,138
Net interest income	30,653	29,621	28,189	24,825	21,534
Provision for loan losses	104	546	2,579	2,205	1,599
Noninterest income	7,656	7,491	9,532	8,594	8,186
Noninterest expense	12,179	12,512	13,111	12,093	10,708
Income tax expense	6,597	6,609	5,149	4,728	4,432
Net income	19,429	17,445	16,882	14,393	12,981
Per share data:
Basic income per share	$0.76	$0.69	$0.66	$0.56	$0.51
Diluted income per share	$0.76	$0.68	$0.66	$0.56	$0.50
Dividends per share	$0.15	$0.14	$0.12	$0.10	$0.10
Book value per share (at period end)	$12.19	$11.40	$10.84	$10.33	$9.95
Shares of common stock outstanding	25,465,236	25,465,236	25,465,236	25,578,668	25,674,573
Weighted average diluted shares	25,719,035	25,720,128	25,729,043	25,833,328	25,881,827
Performance ratios:
Return on average assets	2.52%	2.33%	2.61%	2.53%	2.62%
Return on average equity	26.94	24.80	25.23	22.51	21.35
Dividend payout ratio	19.76	20.52	18.24	17.95	19.91
Yield on total loans	5.00	4.93	5.16	5.21	5.20
Yield on average earning assets	4.34	4.32	4.75	4.79	4.85
Cost of average interest bearing liabilities	0.24	0.24	0.28	0.31	0.38
Cost of deposits	0.27	0.27	0.28	0.29	0.36
Net interest margin	4.16	4.15	4.57	4.60	4.60
Efficiency ratio(1)	31.79	33.71	34.76	36.19	36.03
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.06%	0.01%	0.00%	0.02%	0.00%
Nonperforming assets to gross loans and OREO	0.63	0.61	0.55	0.67	0.84
ALL to nonperforming loans	134.39	143.69	189.44	147.82	98.33
ALL to loans held for investment	0.66	0.67	0.69	0.66	0.63
Balance sheet and capital ratios:
Gross loans held for investment to deposits	105.72%	110.98%	112.15%	106.31%	107.33%
Noninterest bearing deposits to deposits	25.84	26.18	30.32	31.30	31.28
Common equity to assets	9.88	9.34	10.04	10.50	11.85
Leverage ratio	9.46	9.44	10.34	11.14	12.23
Common equity tier 1 ratio	17.24	16.76	16.61	17.75	18.97
Tier 1 risk-based capital ratio	17.24	16.76	16.61	17.75	18.97
Total risk-based capital ratio	18.22	17.77	17.64	18.72	19.88
Mortgage and SBA loan data:
Mortgage loans serviced for others	$605,112	$608,208	$669,358	$746,660	$856,432
Mortgage loan production	162,933	237,195	368,790	326,507	263,698
Mortgage loan sales	56,987	—	—	—	—
SBA loans serviced for others	528,227	542,991	549,818	549,238	521,182
SBA loan production	50,689	52,727	85,265	67,376	80,466
SBA loan sales	22,898	30,169	37,984	34,158	22,399

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
ASSETS
Cash and due from banks	$418,988	$432,523	$250,995	$309,289	$169,775
Federal funds sold	5,743	8,818	2,294	4,644	4,444
Cash and cash equivalents	424,731	441,341	253,289	313,933	174,219
Equity securities	11,024	11,386	993	—	—
Securities available for sale (at fair value)	23,886	25,733	16,507	16,722	18,739
Loans	2,512,300	2,505,070	2,361,705	2,091,767	1,866,785
Allowance for loan losses	(16,674)	(16,952)	(16,445)	(13,860)	(11,735)
Loans less allowance for loan losses	2,495,626	2,488,118	2,345,260	2,077,907	1,855,050
Loans held for sale	37,928	—	—	—	—
Accrued interest receivable	10,644	11,052	10,737	10,668	10,515
Federal Home Loan Bank stock	15,806	19,701	12,201	8,451	3,951
Premises and equipment, net	12,814	13,068	13,302	13,557	13,663
Operating lease right-of-use asset	8,925	9,338	9,672	10,078	10,483
Foreclosed real estate, net	3,562	3,618	4,374	4,656	3,844
SBA servicing asset, net	10,554	10,234	10,916	11,155	10,535
Mortgage servicing asset, net	6,925	7,747	8,593	9,529	11,722
Bank owned life insurance	67,841	59,437	59,061	36,263	36,033
Other assets	12,051	5,385	5,323	4,921	5,606
Total assets	$3,142,317	$3,106,158	$2,750,228	$2,517,840	$2,154,360

LIABILITIES
Noninterest-bearing deposits	$615,650	$592,444	$640,312	$618,054	$546,164
Interest-bearing deposits	1,766,491	1,670,576	1,471,515	1,356,777	1,199,756
Total deposits	2,382,141	2,263,020	2,111,827	1,974,831	1,745,920
Federal Home Loan Bank advances	380,000	500,000	300,000	200,000	80,000
Other borrowings	405	459	468	474	479
Operating lease liability	9,445	9,861	10,241	10,648	11,048
Accrued interest payable	207	204	208	202	206
Other liabilities	59,709	42,391	51,330	67,431	61,332
Total liabilities	$2,831,907	$2,815,935	$2,474,074	$2,253,586	$1,898,985

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	255	255	255	256	257
Additional paid-in capital	51,753	51,559	51,181	52,924	55,977
Retained earnings	254,165	238,577	224,711	210,910	199,102
Accumulated other comprehensive income (loss)	4,237	(168)	7	164	39
Total shareholders' equity	310,410	290,223	276,154	264,254	255,375
Total liabilities and shareholders' equity	$3,142,317	$3,106,158	$2,750,228	$2,517,840	$2,154,360

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
Interest and dividend income:
Loans, including Fees	$31,459	$30,496	$29,127	$25,728	$22,500
Other investment income	492	360	196	159	170
Federal funds sold	2	1	1	1	2
Total interest income	31,953	30,857	29,324	25,888	22,672

Interest expense:
Deposits	1,139	1,069	968	919	992
FHLB advances and other borrowings	161	167	167	144	146
Total interest expense	1,300	1,236	1,135	1,063	1,138

Net interest income	30,653	29,621	28,189	24,825	21,534

Provision for loan losses	104	546	2,579	2,205	1,599

Net interest income after provision for loan losses	30,549	29,075	25,610	22,620	19,935

Noninterest income:
Service charges on deposit accounts	481	466	446	411	373
Other service charges, commissions and fees	2,159	3,015	4,147	3,877	3,398
Gain on sale of residential mortgage loans	1,211	—	—	—	—
Mortgage servicing income, net	101	95	132	(957)	166
Gain on sale of SBA loans	1,568	2,895	3,358	2,845	1,854
SBA servicing income, net	1,644	634	1,212	1,905	2,133
Other income	492	386	237	513	262
Total noninterest income	7,656	7,491	9,532	8,594	8,186

Noninterest expense:
Salaries and employee benefits	7,096	7,819	8,679	6,915	6,699
Occupancy	1,227	1,206	1,295	1,252	1,275
Data Processing	277	252	257	283	308
Advertising	150	148	131	117	145
Other expenses	3,429	3,087	2,749	3,526	2,281
Total noninterest expense	12,179	12,512	13,111	12,093	10,708

Income before provision for income taxes	26,026	24,054	22,031	19,121	17,413
Provision for income taxes	6,597	6,609	5,149	4,728	4,432
Net income available to common shareholders	$19,429	$17,445	$16,882	$14,393	$12,981

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$399,642	$365	0.37%	$345,311	$241	0.28%	$125,699	$72	0.23%
Investment securities	36,842	129	1.42	33,682	120	1.41	18,164	100	2.23
Total investments	436,484	494	0.46	378,993	361	0.38	143,863	172	0.48
Construction and development	30,583	377	5.00	50,142	639	5.06	40,954	531	5.26
Commercial real estate	549,132	7,887	5.82	524,770	7,680	5.81	491,635	7,078	5.84
Commercial and industrial	65,450	1,076	6.67	77,911	1,353	6.89	152,433	1,920	5.11
Residential real estate	1,906,847	22,074	4.69	1,800,390	20,804	4.58	1,068,495	12,930	4.91
Consumer and other	206	45	88.59	189	20	41.98	174	41	95.56
Gross loans(2)	2,552,218	31,459	5.00	2,453,402	30,496	4.93	1,753,691	22,500	5.20
Total earning assets	2,988,702	31,953	4.34	2,832,395	30,857	4.32	1,897,554	22,672	4.85
Noninterest-earning assets	142,042			140,594			111,164
Total assets	3,130,744			2,972,989			2,008,718
Interest-bearing liabilities:
NOW and savings deposits	187,259	75	0.16	136,102	64	0.19	92,312	47	0.21
Money market deposits	1,085,751	658	0.25	949,148	550	0.23	534,192	337	0.26
Time deposits	441,228	406	0.37	480,303	455	0.38	491,913	608	0.50
Total interest-bearing deposits	1,714,238	1,139	0.27	1,565,553	1,069	0.27	1,118,417	992	0.36
Borrowings	468,348	161	0.14	465,141	167	0.14	87,483	146	0.68
Total interest-bearing liabilities	2,182,586	1,300	0.24	2,030,694	1,236	0.24	1,205,900	1,138	0.38
Noninterest-bearing liabilities:
Noninterest-bearing deposits	588,343			592,300			483,691
Other noninterest-bearing liabilities	67,301			70,915			72,534
Total noninterest-bearing liabilities	655,644			663,215			556,225
Shareholders' equity	292,514			279,080			246,593
Total liabilities and shareholders' equity	$3,130,744			$2,972,989			$2,008,718
Net interest income		$30,653			$29,621			$21,534
Net interest spread			4.10			4.08			4.47
Net interest margin			4.16			4.15			4.60

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2022		December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$38,683	1.6%	$38,857	1.6%	$64,140	2.7%	$58,668	2.8%	$52,202	2.8%
Commercial Real Estate	567,031	22.5	520,488	20.7	503,417	21.2	475,658	22.7	473,281	25.3
Commercial and Industrial	66,073	2.6	73,072	2.9	82,099	3.5	134,076	6.4	166,915	8.9
Residential Real Estate	1,846,434	73.3	1,879,012	74.8	1,718,593	72.6	1,430,843	68.1	1,181,385	63.0
Consumer and other	130	—	79	—	238	—	169	—	169	—
Gross loans	$2,518,351	100.0%	$2,511,508	100.0%	$2,368,487	100.0%	$2,099,414	100.0%	$1,873,952	100.0%
Unearned income	(6,051)		(6,438)		(6,782)		(7,647)		(7,167)
Allowance for loan losses	(16,674)		(16,952)		(16,445)		(13,860)		(11,735)
Net loans	$2,495,626		$2,488,118		$2,345,260		$2,077,907		$1,855,050

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Nonaccrual loans	$9,506	$8,759	$5,955	$6,623	$9,071
Past due loans 90 days or more and still accruing	—	342	—	—	—
Accruing troubled debt restructured loans	2,901	2,697	2,726	2,753	2,863
Total non-performing loans	12,407	11,798	8,681	9,376	11,934
Other real estate owned	3,562	3,618	4,374	4,656	3,844
Total non-performing assets	$15,969	$15,416	$13,055	$14,032	$15,778

Nonperforming loans to gross loans	0.49%	0.47%	0.37%	0.45%	0.64%
Nonperforming assets to total assets	0.51	0.50	0.47	0.56	0.73
Allowance for loan losses to non-performing loans	134.39	143.69	189.44	147.82	98.33

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Balance, beginning of period	$16,952	$16,445	$13,860	$11,735	$10,135
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(2)	39	(4)	23	(3)
Commercial and industrial	389	—	—	60	4
Residential real estate	—	—	—	—	—
Consumer and other	(5)	—	(2)	(3)	(2)
Total net charge-offs/(recoveries)	382	39	(6)	80	(1)
Provision for loan losses	104	546	2,579	2,205	1,599
Balance, end of period	$16,674	$16,952	$16,445	$13,860	$11,735
Total loans at end of period	$2,518,351	$2,511,508	$2,368,487	$2,099,414	$1,873,952
Average loans(1)	$2,533,254	$2,453,402	$2,241,207	$1,979,556	$1,753,691
Net charge-offs to average loans	0.06%	0.01%	0.00%	0.02%	0.00%
Allowance for loan losses to total loans	0.66	0.67	0.69	0.66	0.63

(1)	Excludes loans held for sale